Exhibit 99.1

Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699
Final: For Release
Investor Contacts:
ICR, Inc.
Allison Malkin/Farah Soi
(203) 682-8225/8264
BAKERS FOOTWEAR GROUP REPORTS FIRST QUARTER 2011 RESULTS
First Quarter Comparable Store Sales Increase 9.3%
Gross Margin Improves to 26.1% From 24.7% in First Quarter 2010
Comparable Store Sales Increase 12.3% for the First Six Weeks of the Second Quarter
ST. LOUIS, Mo. June 14, 2011 — Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 231 stores, today announced results for the thirteen weeks ended April 30, 2011.
For the first quarter, the thirteen weeks ended April 30, 2011:
•	Net sales were $47.0 million, an increase of 8.0%, from $43.5 million in the first quarter of fiscal 2010;

•	Comparable store sales increased 9.3% compared to a decline of 1.6% in the first quarter of fiscal 2010;

•	Gross profit was $12.3 million, or 26.1% of net sales, compared to $10.7 million, or 24.7% of net sales, in the first quarter last year. The 140 basis point expansion in gross profit margin as compared to the first quarter last year was driven by leverage in buying and occupancy costs;

•	Selling, general and administrative expenses were $14.3 million, or 30.5% of net sales, compared to $13.6 million, or 31.2% of net sales, in the prior-year period;

•	Operating loss was $2.1 million compared to a $2.9 million operating loss in the first quarter last year; and

•	Net loss was $2.5 million, or $0.27 per diluted share, compared to a net loss of $3.5 million, or $0.47 per diluted share, in the first quarter last year.
Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We began the year solidly, reporting increased first quarter sales, increased comparable store sales and a significant improvement in our operating performance compared to the first quarter last year. During the quarter, our customers responded positively to our footwear assortments across categories led by dress shoes, wedges and open-toe sandals. Our exclusive brands H by Halston and Wild Pair continued to grow and assisted us to broaden our customer reach and raise average unit retail, as we provide differentiation and great fashion with these compelling brands. Combined, this fueled a 9.3% increase in comparable store sales and a 140 basis point expansion in gross profit margin, as compared to the first quarter of fiscal 2010. We ended the first quarter with a 17% increase in inventory which we believe is supporting our sales momentum into the second quarter.”

“As we look ahead, we are optimistic about our business and expect to continue our improving performance,” Mr. Edison continued. “Validating this expectation is the 12.3% increase in our comparable store sales for the first six weeks of the second quarter. We expect to maintain our fashion leadership, as we present our customers with enticing styles across categories. We will continue to expand our exclusive H by Halston and Wild Pair brands and generate excitement for our Bakers stores and e-commerce channels with marketing and social media campaigns. At the same time, we will maintain our expense discipline. We continue to believe our strategies have us poised to improve our operating performance.”
Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2011. The Company’s most recent Quarterly Report on Form 10-Q, filed today, and the Company’s most recent Annual Report on Form 10-K discuss the Company’s business plan and disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.
Conference Call
The Company announced that it will conduct a conference call to discuss its first quarter results today, Tuesday, June 14, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00008772. A replay of this call will be available until June 21, 2011 and can be accessed by dialing 877-870-5176 and entering PIN number 373643. The webcast will remain available until August 14, 2011 at the same web address.
About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 231 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.
THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc.

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
Income Statement Data	April 30, 2011	May 1, 2010
(in thousands, except per share data)	Unaudited	Unaudited
Net sales	$47,013	$43,524
Cost of merchandise sold, occupancy, and buying expenses	34,756	32,788

Gross profit	12,257	10,736

Operating expenses
Selling	10,197	9,804
General and administrative	4,123	3,791
Loss on disposal of property and equipment	3	51

Operating loss	(2,066)	(2,910)

Interest expense	(461)	(555)
Other income, net	10	14

Loss before income taxes	(2,517)	(3,451)

Income tax benefit	—	—

Net loss	$(2,517)	$(3,451)

Net loss per common share	$(0.27)	$(0.47)

Weighted average shares outstanding	9,262	7,383

Cash Flow Data
Cash used in operating activities	$(3,995)	$(1,644)
Cash used in investing activities	(214)	(420)
Cash provided by financing activities	4,277	2,058
Net increase (decrease) in cash	67	(5)

Supplemental Data
Comparable store sales increase (decrease)	9.3%	(1.6)%
Gross profit percentage	26.1%	24.7%
Unused borrowing capacity at end of period	$1,624	$1,437
Number of stores at end of period	231	239

Bakers Footwear Group, Inc.

Balance Sheet Data	April 30, 2011	May 1, 2010
(in thousands)	Unaudited	Unaudited
Cash	$214	$149
Accounts receivable	1,841	1,955
Inventories	27,191	23,248
Other current assets	924	1,000

Current assets	30,170	26,352

Property and equipment, net	17,334	23,465
Other assets	1,011	771

	$48,515	$50,588

Accounts payable	$14,716	$13,217
Revolving credit facility	14,726	13,277
Subordinated secured term loan	—	2,177
Subordinated convertible debentures	—	4,000
Other current liabilities	11,039	10,047

Current liabilities	40,481	42,718

Accrued noncurrent rent liabilities	8,310	9,099
Subordinated convertible debentures	4,000	—
Subordinated debenture	4,138	—

Shareholders’ deficit	(8,414)	(1,229)

	$48,515	$50,588